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                      June 1, 2020

       David Barnes
       Chief Financial Officer
       Trimble Inc.
       935 Stewart Drive
       Sunnyvale, CA 94085

                                                        Re: Trimble Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 3, 2020
                                                            Filed February 28,
2020
                                                            File No. 001-14845

       Dear Mr. Barnes:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences